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          AMENDING AGREEMENT TO VOTING TRUST AGREEMENT OF JUNE 4, 1998

         This Agreement dated as of November 10, 1998 is made by and among International Capital Partners, Inc. ("ICP"), the parties who have executed and who are identified in Exhibit A hereto (collectively, together with ICP, the "Shareholders") and Officeland Inc., an Ontario corporation with its principal place of business in Toronto, Ontario (the "Company").

         ICP, the Company, certain investors and Bassini, Playfair + Associates LLC ("BP") were parties to a Voting Trust Agreement made as of the 4th day of June, 1998 (the "VTA"), which was entered into pursuant to the terms of the Initial Purchase Agreement (as hereinafter defined). Pursuant to the Initial Purchase Amending Agreement (as hereinafter defined), BP ceased to be a party to the VTA.

         ICP, the Company and certain of the Shareholders are parties to the Restructured Purchase Agreement (as hereinafter defined) and wish to enter into this agreement (the "VTA Amending Agreement") to affirm that the terms of the VTA, as amended by this VTA Amending Agreement, are binding on all of the parties hereto.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained in this VTA Amending Agreement, and intending to be legally bound by the terms and conditions herein, the parties hereby agree as follows:

1.       Definitions

         1.1 VTA Definitions All capitalized terms used in this VTA Amending Agreement shall, unless expressly otherwise defined in this VTA Amending Agreement, have the same meanings as given to them, respectively, in the VTA. In some instances, definitions of certain terms, which have been defined in the VTA, are repeated in this VTA Amending Agreement for ease of reference.

         1.2 Additional Definitions In this VTA Amending Agreement, the following terms shall have the following meanings, respectively:

         (a) "Bassini Group" means, collectively, BP and all of the persons named as "Purchasers" in Exhibit A to the Initial Purchase Agreement, other than Ardara Investment Inc.;

         (b) "Initial Purchase Agreement" and "Initial Purchase Amending Agreement" have the respective meanings ascribed to them in the Restructured Purchase Agreement;

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         (c)      "Loan Amending Agreements" means, collectively, the loan
                  amending agreements dated the date hereof made between each of the Founders and the Company, amending the terms of the Loan Agreements ; and

         (d) "Restructured Purchase Agreement" means that certain Senior Subordinated Unsecured Convertible Notes Purchase Agreement among the Company, ICP and certain investors entered into on November 10, 1998.

2.       Adoption and Deeming Provisions

         2.1 Adoption The parties hereto adopt and affirm as their agreement, as if they had all been original signatories thereto, all of the provisions of the VTA, subject to the qualifications and amendments set out in this VTA Amending Agreement.

         2.2      Deeming Provisions

                  (a) Bassini References Any references in the VTA to BP, any one or more of the Bassini Group, Robert Margolin or Eric C. Salzman are deemed deleted therefrom;

                  (b) Voting Power The reference in Recital A to the VTA to "46%"shall be deemed to refer to 37.5%;

                  (c) Restructured Purchase Agreement Any reference in the VTA to the "Purchase Agreement" is deemed to refer to the Restructured Purchase Agreement;

                  (d) Pre-emptive Rights The provisions of section 6 of the VTA are deemed amended in the same manner, mutatis mutandis, as provided in section 6.3 of the Initial Purchase Amending Agreement, with the intent that the Offer (as defined in section 6.1 of the VTA) shall be made to the Representative on behalf of the ICP Group (as defined in subsection 6.3(a) of the Initial Purchase Amending Agreement);

                  (e) Restriction on Transfer by Founders. The reference, in section 7 of the VTA, to "the loan documents (the "Loan Documents") entered into on the date hereof " shall be deemed to refer to the loan documents (the "Loan Documents") entered into on June 4, 1998, as amended by the Loan Amending Agreements;



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                  (f)      Transferees, Successors and Assigns. The reference,
                           in section 9 of the VTA, to the terms of "a Voting Trust Agreement dated June 4, 1998" shall be deemed to refer to the VTA, as amended by this VTA Amending Agreement.

3.       Board of Directors

         3.1 Board of Directors The provisions of section 1.1 of the VTA are hereby deleted and the following substituted therefor:

                  Each of the Shareholders agrees that, from and after the date hereof, such Shareholder will vote (or cause to be voted) all of the Shares owned or held of record or beneficially by such Shareholder from time to time so as to effect the following:

                  (a) The election of a Board of Directors of seven members consisting of the following:

                           (i) four directors as designated by Marvyn Budd, Ronald Faust and Ted Lax (the "Founders"), three of whom shall each be an officer and full-time employee of the Company (a "Management Director") and one of whom shall not be a Management Director and shall not be related to any one of the Founders (the "Unrelated Director"), such Management Directors initially to be the Founders and such Unrelated Director to initially be Al Lyons;

                           (ii) two directors as designated by ICP, such directors to initially be Ajit G. Hutheesing and Larry Lunt; and

                           (iii) one director, as mutually designated by the Founders and ICP, such mutual designate to initially be James F. Kay.

                           One of such directors shall be the Chairman of the Board of Directors, as mutually designated by the Founders and the ICP Group, such mutual designate initially to be Ajit G. Hutheesing;

                  (b) The constitution of an Acquisition Committee of five members, to be composed of two representatives of each of the Founders and the ICP Group, who shall initially be Messrs. Marvyn Budd and Al Lyons representing the Founders, Messrs Ajit Hutheesing and Larry Lunt representing the ICP Group and Christopher Walker, who shall participate as a non-voting member. The mandate of the Acquisition Committee will be the evaluation and recommendation to the Board of Directors of potential acquisition or joint venture candidates. To recommend approval of any acquisition or joint venture to the Board of Directors, a majority of the members of the

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                           Acquisition Committee must recommend such approval
                           and, in the event of a deadlock, the matter shall be referred to the Board of Directors for a decision. In this regard, the parties confirm that the Acquisition Committee has recommended and approved the terms for acquisition of each of Telecom Corporation of Chicago and Eastern Equipment Brokers, Inc., as more particularly set out in the New Disclosure Schedule attached as Exhibit J to the Restructured Purchase Agreement; and

                  (c) The constitution of a Compensation Committee of three members, to be composed of one representative of the ICP Group and two representatives who are not Management Directors.

4.       Miscellaneous

         4.1 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this VTA Amending Agreement shall bind and enure to the benefit of the respective successors, assigns, heirs, executors, and administrators of the parties hereto.

         4.2 No Conditions to Effectiveness; Entire Agreement. There are no conditions to the effectiveness of this VTA Amending Agreement. The VTA, as amended by this VTA Amending Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof.

         4.3 Amendments and Waivers. Except as otherwise expressly set forth in this VTA Amending Agreement, any term of this VTA Amending Agreement may be amended and the observance of any term of this VTA Amending Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom such amendment or waiver is to be enforced. No waivers of or exceptions to any term, condition or provision of this VTA Amending Agreement, in any one or more instances, shall be deemed to be, or construed as, a further continuing waiver of any such term, condition or provision.

         4.4 Counterparts. This VTA Amending Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.5 Governing Law. This VTA Amending Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Ontario.

         4.6 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements, attend such meetings and pass

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such resolutions and exercise such votes and influence and do and perform or cause to be done and performed such further and other acts and things as may be reasonably necessary or desirable from time to time to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this VTA Amending Agreement.

         4.7 Exhibits The following exhibits are attached to and form a substantive part of this Agreement

             Exhibit A    -    Shareholders

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this VTA Amending Agreement as an instrument as of the date first above written.

                                       Officeland Inc.

                                       By:      /s/  Marvyn Budd
                                               ---------------------
                                       Name:         Marvyn Budd
                                       Title:        President

                                       International Capital Partners, Inc.

                                       By:      /s/  Ajit Hutheesing
                                               ---------------------
                                       Name:         Ajit Hutheesing
                                       Title:        Chairman



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                                   EXHIBIT A

                                  Shareholders

Name of Shareholders                                 Signature of Shareholders
--------------------                                 -------------------------

Ardara Investment Inc.                               by: DUCAT Ltd.
                                                     ---------------------------
                                                     by: /s/ Michael J. Mello
                                                     ---------------------------
                                                     by: /s/ Wendell M. Hollis
                                                     ---------------------------

James F. Kay                                         /s/ James F. Kay
                                                     ---------------------------

ICP, LLC.                                            /s/ Ajit Hutheesing
                                                     ---------------------------

Ronald Faust                                         /s/ Ronald Faust
                                                     ---------------------------

Gail Faust                                           /s/ Gail Faust
                                                     ---------------------------

Marvyn Budd                                          /s/ Marvyn Budd
                                                     ---------------------------

Susan Budd                                           /s/ Susan Budd
                                                     ---------------------------

Ted Lax                                              /s/  Ted Lax
                                                     ---------------------------

Bonnie Lax                                           /s/ Bonnie Lax
                                                     ---------------------------

Jack McSorley                                        /s/ Jack McSorley
                                                     ---------------------------